Exhibit 99.1


INVESTORS:                                           MEDIA:
Dave Jessick                                         Karen Rugen
717-975-5750                                         717-730-7766
or investor@riteaid.com

FOR IMMEDIATE RELEASE

             RITE AID REACHES AGREEMENT TO SELL $302.4 MILLION
                              OF COMMON STOCK

                Receives Commitments for Additional Private
               Exchanges of $67.5 Million of Debt for Equity

 Company Announces It Will Offer $200 Million of New Senior Notes Due 2008
   To Complete Its $3.0 Billion Refinancing and Raise Additional Capital


CAMP HILL, PA, June 12, 2001--Rite Aid Corporation (NYSE, PSE: RAD) today announced that it has entered into agreements providing for the private placement of 40.3 million shares of its common stock to select institutional investors for total gross proceeds of $302.4 million (or $7.50 per share) and that it has received commitments for private exchanges of $67.5 million of its 10.5% Senior Secured Notes due 2002 and bank debt for shares of its common stock.

The company also announced that it intends to offer through a private placement $200 million of Senior Notes due 2008. The purpose of this offering is to complete Rite Aid's previously announced $3.0 billion refinancing package, to pay refinancing fees and expenses and for general corporate purposes.

Rite Aid said that as a result of the private placement of common stock and the additional debt for equity exchanges, it has commitments to satisfy $898.1 million of the condition that it issue $1.05 billion in new debt or equity securities to obtain a new $1.9 billion senior secured credit facility that is the cornerstone of its refinancing package. The company said that with the commitment for the private placement of common stock, it also has the commitments to satisfy the condition of the new credit facility that $400 million of the $1.05 billion come from the sale of new equity for cash. Rite Aid said it expects the additional $151.9 million needed to complete the requirement to be provided by proceeds from the private placement of senior notes.

When completed, the refinancing will significantly reduce Rite Aid's debt and debt obligations maturing before March 2005. The company said it expects to close the refinancing by mid-July.

In addition to the private placement of common stock, the debt for equity exchanges and the senior note offering announced today, as previously announced, Rite Aid's refinancing package also includes a commitment for a private placement of common stock that will raise $150 million, a commitment by one of the holders to exchange $152 million of the company's 10.5% Senior Secured Notes due 2002 for $152 million of new 12.5% Senior Secured Notes maturing in 2006 and $226.2 million in other private exchanges of common stock for debt.

Closing of the refinancing is subject to customary closing conditions and the completion by Rite Aid of the balance of the required financing. The closing of the private placement of common stock, and the closing of the senior note offering, is conditioned upon the refinancing.

The common stock and senior notes will not be registered with the Securities Act of 1933 and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements of the Securities Act of 1933.

Salomon Smith Barney, and Credit Suisse First Boston acted as agents of the private placement of common stock.

Rite Aid Corporation is one of the nation's leading drugstore chains with annual revenues of more than $14 billion and more than 3,600 stores in 30 states and the District of Columbia. Information about Rite Aid, including corporate background and press releases, is available through the company's website at www.riteaid.com.

This press release may contain forward-looking statements, which are subject to certain risks and uncertainties that could cause actual results to differ materially from those expressed or implied in the forward-looking statements. Factors that could cause actual results to differ materially from those expressed or implied in such forward-looking statements include our high level of indebtedness, our ability to make interest and principal payments on our debt and satisfy the other covenants contained in our credit facilities and other debt agreements, our ability to improve the operating performance of our existing stores, and, in particular, our new and relocated stores in accordance with our long term strategy, the outcomes of pending lawsuits and governmental investigations, both civil and criminal, involving our financial reporting and other matters, competitive pricing pressures, continued consolidation of the drugstore industry, third-party prescription reimbursement levels, regulatory changes governing pharmacy practices, general economic conditions and inflation, interest rate movements, access to capital and merchandise supply constraints, and our failure to develop, implement and maintain reliable and adequate internal accounting systems and controls. Consequently, all of the forward-looking statements made in this press release are qualified by these and other factors, risks and uncertainties. Readers are also directed to consider other risks and uncertainties discussed in documents filed by the Company with the Securities and Exchange Commission.

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